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              Amended and Restated Net Worth Appreciation Agreement

                           Effective November 1, 1995


In connection with your employment by WCI Steel, Inc. ("Company"), this amended and restated Net Worth Appreciation Agreement ("Agreement") confirms the full agreement for your compensation and your obligations under the Agreement and supersedes the previous agreements with you dated September 1, 1988 ("Original Effective Date"), November 15, 1993, June 1, 1994 and January 5, 1995.

1. There is hereby established for your benefit an unfunded deferred compensation account (the "Account"). Initially, there shall be credited to the Account the sum of $2,747,948 representing 1.25% and .75% of the increase in the net worth of the Company from September 1, 1988 and June 1, 1994, respectively, through October 31, 1995 computed as provided in your agreements dated September
1, 1988, November 15, 1993, June 1, 1994 and January 5, 1995.   Beginning
November 1, 1995, and continuing for so long as you are employed by the Company, as soon as practicable after the close of each fiscal quarter of the Company, there shall be credited (charged) to the Account 2% (your "Full Percentage") of the change in the "Net Worth" of the Company for the quarter then ended computed as described herein. For purposes of this Agreement, the "Net Worth" of the Company shall be deemed to be the amount of shareholders' equity determined in accordance with Generally Accepted Accounting Principles used in the preparation of the Company's consolidated financial statements and as filed with the Securities and Exchange Commission, except that the amount of reported shareholders' equity shall be


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adjusted to eliminate the charge for the net worth appreciation program and to restate inventories on the first in- first out basis, including applicable income tax effects and will not reflect any changes of the nature described in the first sentence of paragraph 10. There shall be charged to the Account payments made to you as provided in paragraphs 4, 6, 8, 10 and 14 of this Agreement.

2. In connection with this Agreement, you agree to provide 30 days prior written notice of your intention to voluntarily terminate your employment or
retire.   In the event you voluntarily leave the Company's employ, the
"Measurement Date" for purposes of measuring compensation under this Agreement shall be the end of the Company's fiscal quarter in which the 30-day notice
period ends.   In the event your employment is terminated involuntarily by the
Company, the Measurement Date of the termination of your employment shall be the end of the fiscal quarter preceding the termination of your employment.

3.   Your interest in the Account is vested in full with respect to 1.25% of the
change in the Net Worth of the Company from September 1, 1988.   With respect to
amounts in your Account related to .75% of the change in the Net Worth of the Company beginning June 1, 1994 your interest vests as to 60% as of June 1, 1997 and vests as to an additional 20% on each of June 1, 1998 and June 1, 1999
provided that you are still employed by the Company at such dates.   If your
employment is voluntarily terminated by you or if you are terminated for "Cause", prior to June 1, 1999, the calculation of amounts payable to you shall
be based on your vested percentage.   If your employment is terminated without
cause, by reason of your death, or by your serious disability rendering you unable to perform your duties for the Company, you shall be deemed vested in 60% of the .75% grant beginning June 1, 1994 if such event takes place


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before June 1, 1997 and an additional 20% for each full or fractional year thereafter, up to a maximum vesting of 100%. For purposes of this provision, termination shall be deemed to be for "Cause" only if the grounds therefor are one or more of the following: (a) material conduct contrary to the best interests of WCI, (b) continuing refusal or inability to perform the duties of your position (other than for reasons of disability), or (c) illegal conduct having a material impact on WCI.

4. During the term of your employment, you will receive a distribution in each fiscal year equal to 5% of the balance of your Account at the end of the previous fiscal year, commencing with the fiscal year ended October 31, 1995, calculated as if you had retired on that date and your percentage was fully
vested.   This distribution will be made as soon as practicable after March 1 in each fiscal year and will reduce the balance in your Account by the amount of
the distribution.   This distribution will be at least $150,000 for each fiscal year (provided that there is an adequate balance in your Account at the relevant fiscal year end) and will be subject to a maximum of $300,000 for any fiscal year when combined with payments received by you on account of dividends, management fees paid to Renco in excess of $1,200,000 or other distributions to
shareholders for such fiscal year (see paragraph 5 below).   Because the 5%
payment may be made before all dividend related payments for the fiscal year are known, payments made to you under this provision may be subsequently reduced if the amount of payment received when combined with the amount received pursuant
to paragraph 5 below exceeds $300,000.   In this event, the reduction of this
payment will be made by reducing or eliminating amounts you would have otherwise received as a result of subsequent dividends paid by the Company or future
payments made pursuant to the first sentence of this paragraph.   (For example,
assume that 5%


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of your Account balance at the end of the previous year was $200,000 which is paid to you on March 1 of the current fiscal year pursuant to this paragraph, and you were also entitled to receive payments related to dividends of $30,000
on each of January 1, April 1, July 1, and October 1.   Under this scenario, you
would be paid $30,000 on January 1, $200,000 on March 1, $30,000 on April 1,
$30,000 on July 1, and $10,000 on October 1.   The October 1 dividend related
payment was reduced from $30,000 to $10,000 because that amount resulted in the
total amount paid you for that fiscal year of $300,000).   Nothing herein shall
limit the amount of payments you are entitled to receive solely as a result of dividend payments, or other distributions made to shareholders (see paragraph
5). (For example, if in a given fiscal year you are entitled to receive $350,000 solely as a result of dividends paid by the Company, you will receive the full $350,000 as a result of dividends, but because the total payment exceeds $300,000 you would not receive any payment as a result of the 5% of prior years balance measurement as described in this paragraph.)

5. If during your term of employment by the Company, the Company pays dividends to shareholders, or it pays management fees to Renco in excess of $1,200,000 in any fiscal year, or any other form of distribution to The Renco Group ("Renco") or any affiliate of Renco (this distribution shall include any transfer of assets from the Company or its subsidiaries to Renco or any other subsidiary of Renco in any form whether as cash or other form of value which shall have the effect of reducing the shareholders' equity of the Company), then you shall be entitled to receive a payment in an amount equal to your Full Percentage of such cash dividend, management fees paid to Renco in excess of $1,200,000 in the fiscal year, or other distribution to shareholders. Payments made pursuant to this paragraph will be considered when determining


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whether the $150,000 minimum and $300,000 maximum described in paragraph 4 are
met.   However, payments made pursuant to this paragraph are not subject to the
$300,000 maximum described in paragraph 4.   Stock dividends (i.e., dividends
paid by the distributions of additional Company shares to shareholders) and stock splits will not result in a distribution under this paragraph as no assets
are distributed to shareholders and shareholders' equity is not reduced.   The
payment of cash dividends or other distributions to shareholders reduces the Net Worth of the Company and thus will result in a reduction in your Account in an amount equal to your Full Percentage of such dividends or distributions.
Because the balance of your Account is reduced as a result of the reduction in shareholders' equity, it will not also be reduced by the related payment made to you in such cases.

6. Except as provided in paragraph 7 below, if there is an "Organized Sale" of the equity securities of the Company by the shareholders, you will be entitled to a payment equal to your Full Percentage times the difference between the net proceeds (net of any related expenses and retained liabilities) on the sale and your "Base Net Worth Amount" for the interest sold (i.e., your "Base Net Worth Amount" times the ratio of the number of shares sold in the Organized Sale divided by the the total number of shares outstanding immediately before the
Organized Sale).   For purposes of this Agreement, your "Base Net Worth Amount"
shall be $10,000,000 with respect to your 1.25% net worth grant effective September 1, 1988 and a negative ($13,550,000) with respect to your .75% net
worth grant effective June 1, 1994.   The payment due you will be paid by the
Company if all shareholders have the opportunity to participate in the Organized Sale (whether they actually choose to participate or not) and by Renco if the Organized Sale is limited to a sale by Renco, and not available on substantially equal terms to all


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shareholders. In the event payments are made to you pursuant to this paragraph, your Account will be reduced by the amount of the payment attributable to the Net Worth of the Company (i.e., the balance of your Account times the ratio of the number of shares of the Company sold in the Organized Sale to the total number of shares outstanding immediately preceding the Organized Sale).
Payments made relating to the premium (i.e., amount of net proceeds in excess of the Net Worth of the Company for the interest sold), if any, received on the
Organized Sale will not reduce your Account balance.   For purposes of this
Agreement, an "Organized Sale" shall mean a transaction or series of transactions whereby all shareholders are entitled to participate and sell their shares or a transaction limited to the sale of shares by Renco only.
"Organized Sale" specifically does not include the normal buying and selling of shares by individual investors in the market, except that it would include the sale of shares in the market made by Renco to the extent the total shares sold by Renco exceeds five percent on a cumulative basis (see paragraph 7 below).

7. Notwithstanding paragraph 6 above, you will not be entitled to any payment due to the sale of equity securities of the Company to a third party by Renco, until such transaction(s) made subsequent to the date hereof exceeds 5%, in the aggregate, of the the shares held by Renco or Ira Leon Rennert on the date hereof (i.e., 1,537,345 common shares which shall be adjusted for any stock dividends or stock splits made subsequent to November 1, 1995), and then only to the extent such sale transaction(s) and/or subsequent sale transactions exceeds 5%, in the aggregate, of the shares held by Renco or Ira Leon Rennert on the hereof.

8. In addition to the above, if there is a "Change Of Control" (as defined in paragraph 9 below), you will receive a payment at that time of the remaining amount determined pursuant to


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paragraph 1.    As a condition of this payment, you will be required to agree to continued employment, on substantially the same or better terms to you than those then in effect, for a period of up to one year following the transaction
which results in the Change Of Control.   Following this period, you will be
entitled to leave the employ of the Company and be relieved of your non-compete
agreement.     If Renco sells its interest in full, or if there is a Change Of
Control as described below, and upon payment in full of amounts due you pursuant to this Agreement, the Company's and Renco's obligation to you under this Agreement will be satisfied in full and the Agreement will terminate.

9. For purposes of this Agreement, Mr. Ira Leon Rennert shall be deemed to "Control" the Company provided that he, his immediate family, and estate or trusts for the benefit of his immediate family, own 20 percent or more of the outstanding equity of the Company, and, for so long as he is physically able, Mr. Rennert or any of his lineal descendants retains the position of Chairman of
the Board of the Company.   A Change Of Control will be deemed to have occurred,
if the aforementioned conditions of Control are not met or if another individual, entity, or affiliated individuals or entities, holds a greater voting interest than Mr. Ira Leon Rennert, his immediate family, and estate or trusts for the benefit of his immediate family.

10. The net worth Account will not be reduced by transactions the Company enters into in its own securities (i.e., treasury stock transactions) nor will it be increased by the issuance or sale, by the Company, of its own securities (i.e., stock offerings whereby the proceeds of the offering are retained by the
Company for use in the business).   No payment will be due you as a direct
result of the above described transactions unless such transactions result in an effective distribution to shareholders, or an Organized Sale (as defined), or a Change Of Control (as


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defined), in which case the provisions of paragraph 5,6 and/or, 8, if
applicable, shall apply.   If the Company purchases shares held by Renco, you
will be entitled to a payment equal to your Full Percentage times the difference between the amount paid for the shares and your Base Net Worth Amount for the shares purchased (i.e. your Base Net Worth Amount times the ratio of the number of shares purchased from Renco divided by the total number of shares outstanding
immediately before the share purchase).   Any such purchase will reduce the
shareholders' equity of the Company and thus reduce your Account balance by an amount equal to the payment made to you.

11. Upon termination of your employment with the Company, the vested balance of your Account will be frozen (i.e., not subject to changes, either up or down, in the Net Worth of the Company) as of the Measurement Date and quarterly payments, without interest, equal to the balance of your Account divided by 40 will commence upon the earliest of your age 62, ten years after the termination of your employment, or twenty years after the date you were first employed by the
Company.    In any event, quarterly payments (computed as described above) will commence upon the earliest of (a) age 62, (b) twenty years after the date you were first employed by the Company or (c) immediately if your service is
involuntarily terminated without Cause.   The above described deferments in
payment would also not apply in event of your serious disability which prevents you from performing your duties or in other cases of health or family crisis which, in the sole discretion of the Compensation Committee, warrant waiver of the deferment period and installment payments computed as described above will
then commence immediately.   In the event of your death, your estate or
beneficiaries shall receive a payment, within 90 days of your death, equal to the present value of the vested balance of your Account


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(pursuant to the vesting provisions of the third sentence of paragraph 3), computed using (a) 40 equal quarterly installments if your Account is not in pay status or the remaining payments due you under the Agreement if your Account is in pay status, and (b) the discount rate used for computing the present value of annuitized benefits under the provisions of the Internal Revenue Code of 1986 and the regulations thereunder and as same may be amended from time to time.

12. Payments made under this agreement are subject to your faithful adherence to your confidentiality agreement and to your agreement, by your signature below, to not enter into any arrangement, including employment arrangements, with any organization that is a competitor of the Company until after the date of the last scheduled payment due you under this Agreement, including any waiting or deferment period as provided in paragraph 11 above. The non-compete restrictions of this Agreement shall no longer apply if there is a Change Of Control as defined in paragraph 9.

13. Your rights under this Agreement may not be assigned, transferred, pledged or hypothecated without the prior approval of the Company, except that, upon your death, your interest in the Account will vest in your estate or heirs and that during your lifetime, you may assign your interest to a revocable or irrevocable trust for the primary benefit of your spouse or any lineal descendant or your or your spouse's grandparents.

14. Upon signing this Agreement, you will receive a one-time payment equal to the greater of $150,000 or 10% of the balance of your Account as of October 31, 1995. This payment is in addition to amounts that may be due you as a result of other provisions of this Agreement and will not be considered when determining whether the maximum annual payment described in paragraph 4 has been met or exceeded. This payment will reduce the balance of your Account.


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Please confirm that the foregoing sets forth the full agreement with respect to your net worth appreciation participation by signing and returning the enclosed copy of this Agreement.



                              /s/ Patrick T. Kenney
                              --------------------------------------------
                              Patrick T. Kenney, Vice President Operations



                              WCI Steel, Inc.



                       By     /s/ Edward R. Caine
                              --------------------------------------------
                              E. R. Caine, President and CEO



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